Exhibit 3(ii).24

FIRST AMENDMENT TO

BY-LAWS OF

LSB - EUROPA LIMITED

The following amendments to the By-Laws of LSB - Europa Limited, an Oklahoma corporation (“LSB - Europa”) were approved and adopted by the Board of Directors of LSB - Europa, by unanimous written consent, on December 26, 1995:

1. The By-Laws of LSB - Europa are hereby amended by adding a new Article XX entitled Indemnification which reads as follows:

“ ARTICLE XX

INDEMNIFICATION

Section 1. Indemnification: Actions Other Than by the Corporation. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Indemnification: Actions by the Corporation. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 3. Right to Indemnification. To the extent that any present or former director, officer or employee or any person who is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, or any agent of the Corporation or any person who is or was serving at the request of the Corporation as an agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article XX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

Section 4. Authorization of Indemnification. Any indemnification under Sections 1 and 2 of this Article XX, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article XX. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the shareholders.

Section 5. Advance Indemnification. Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding as authorized by the Board of Directors in the specific case may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article XX.

Section 6. Non-Exclusive Indemnification. The indemnification provided by this Article XX shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, contract, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XX.

Section 8. Constituent Corporation. For the purposes of this Article XX, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation, including any constituent of a constituent, absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Section 9. Definitions. For purposes of this Article XX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest in the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article XX.”

The By-Laws of LSB - Europa Limited, as amended and modified by this First Amendment to the By-Laws of LSB - Europa Limited sets forth the entire By-Laws of LSB - Europa Limited. The amendments to LSB - Europa’s By-Laws as combined in this First Amendment to the By-Laws of LSB - Europa Limited are effective as of the 26th day of December, 1995, the date that such amendments were approved by the Board of Directors of LSB - Europa.

Dated: December 26, 1995	LSB - EUROPA LIMITED

/s/ Jack E. Golsen
Jack E. Golsen
President

/s/ David M. Shear
(Seal)	David M. Shear
Assistant Secretary

BYLAWS

OF

LSB - ITALIA LIMITED

ARTICLE I

Offices

Section 1. The name and address of the registered agent in Oklahoma is Irwin H. Steinhorn, 16 South Pennsylvania, Oklahoma City, Oklahoma, and the principal office of this Corporation shall be located at Oklahoma City, Oklahoma.

Section 2. The Corporation may also have offices at such other places as the business of the Corporation requires.

ARTICLE II

Corporate Seal

Section 1. The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, 1974, Oklahoma”.

ARTICLE III

Stockholders’ Meetings

Section 1. The annual meetings of the stockholders shall be held in the principal office of the Corporation.

Section 2. The annual meeting of the stockholders after this year shall be held at 3:00 p.m. on the second Tuesday in April in each year, when they shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3. The holders of a majority of the outstanding stock entitled to vote, present in person or by proxy, shall constitute a quorum, except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws.

Section 4. At each meeting of the stockholders every stockholder shall be entitled to vote in person, or by written proxy. Each stockholder shall have one vote for each share of stock entitled to vote, registered in his name on the books of the Corporation for a period of not less than twenty days prior to such meeting. All elections shall be had and all questions decided by a majority vote of those present.

Section 5. Written notice of the annual meeting shall be mailed to each stockholder at least ten days prior to the meeting.

Section 6. Special meetings of the stockholders, unless otherwise provided by statute, may be called by the President, and shall be called by the President at the request in writing of a majority of the Board of Directors or stockholders. Any such request shall state the purpose of the meeting.

Section 7. Written notice of all special meetings of the stockholders, stating the time, place and objects there, shall be mailed, at least five days before such meeting.

ARTICLE IV

Directors

Section 1. the property and business of this Corporation shall be managed by its Board of Directors, consisting of not less than three or more than seven in number. They shall be elected at the annual meetings of the stockholders, and each director shall be elected to serve until his successor shall be elected and shall qualify.

Section 2. The directors may hold their meetings and keep the books of the Corporation at the principal office of the Corporation, or at such other place or places within or without the State of Oklahoma as they may from time to time determine.

Section 3. In addition to the powers and authorities by these Bylaws expressly conferred upon, the directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws required to be done by the stockholders.

Section 4. Any director, whether elected by the stockholders or appointed by the directors, may be removed from office, with or without cause, at any time by the stockholders.

ARTICLE V

Compensation of Directors

Section 1. Directors, as such, shall not receive any stated salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each meeting of the Board; provided that nothing herein shall preclude any director from serving in any other capacity and receiving compensation therefor.

ARTICLE VI

Meetings of the Board

Section 1. The annual meeting of the Board shall be held immediately following the annual meeting of the stockholders, and no notice of such meeting of the Board shall be necessary to the newly elected directors in order legally to constitute such meeting.

Section 2. Special meetings of the Board may be called by the President on three day’s notice to each director. Special meetings shall be called by the President in like manner and on like notice on the written request of two directors.

Section 3. At all meeting of the Board, a majority of the directors shall constitute a quorum, and the act of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may otherwise be specifically provided by statute, or by the Articles of Incorporation, or by these Bylaws.

ARTICLE VII

Officers

Section 1. The officers of the Corporation shall be chosen by the directors and shall be a President, as many Vice Presidents as the directors shall from time to time deem advisable, and a Secretary and a Treasurer. The Secretary and Treasurer may be the same person, and any of the Vice Presidents may hold at the same time the office of Secretary or Treasurer.

Section 2. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose a President from their own number, at least one Vice President and a Secretary and a Treasurer, who need not be members of the Board.

Section 3. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as the Board shall determine from time to time.

Section 4. The salaries of all officers of the Corporation shall be fixed by the directors. They shall hold office until their successors are chosen and qualified. Any officer may be removed from office, with or without cause, at any time by the directors.

ARTICLE VII

The President

Section 1. The President shall be the chief executive officer of the Corporation; he shall preside at all meetings of the stockholders and directors; he shall have general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board are carried into effect, and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation.

ARTICLE IX

Vice Presidents

Section 1. Any of the Vice Presidents who may be available shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall perform such other duties as the directors shall prescribe.

ARTICLE X

The Treasurer

Section 1. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the directors.

ARTICLE XI

The Secretary

Section 1. The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all meetings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the stockholders and of the directors, and shall perform such other duties as may be prescribed by the President or the directors, all subject to the supervision of the President.

ARTICLE XII

Vacancies

Section 1. If the office of any director, or of any officer or agent, becomes vacant by reason of death resignation, disqualification, removal from office, or otherwise, the directors may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

ARTICLE XIII

Certificates of Stock

Section 1. The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary.

ARTICLE XIV

Transfer of Stock

Section 1. Transfer of stock shall be made on the books of the Corporation only by the person named in the certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor and a full and complete compliance with all of the terms and conditions as set forth on such certificate, and in the Articles of Incorporation.

ARTICLE XV

Registered Stockholders

Section 1. The Corporation shall be entitled to treat the holder of record of any share or shares as the holder and owner in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof; except as may be otherwise expressly provided by law.

ARTICLE XVI

Fiscal Year

Section 1. The fiscal year shall be the calendar year, unless otherwise determined by the directors.

ARTICLE XVII

Dividends

Section. 1 Dividends upon the capital stock of the Corporation, which earned, may be declared by the directors.

ARTICLE XVIII

Notices

Section 1. Whenever under any of the provisions of these Bylaws notice is required to be given to any director, officer or stockholder, it shall not be construed to mean personal notice, by such notice may be given in writing, by depositing the same in the post office or letter box postpaid, addressed to such stockholder, officer or director at such address as appears on the records of the Corporation, or in default of other address, to such director, officer or stockholder at the general post office in the capitol city of the State of Oklahoma, and such notice shall be deemed to be given at the time when the same shall be thus mailed.

Section 2. Any stockholder, director or officer may waive any notice required to be given under these Bylaws, or by statute, or the Articles of Incorporation, to the extent permitted by law and by the Articles of Incorporation.

ARTICLE XIX

Amendments

Section 1. These Bylaws may be amended, altered, repealed or revised, at any meeting of the stockholders by an affirmative vote of a majority of common stock at any meeting at which there is a quorum present, or by an affirmative vote of a majority of the directors present at any meeting at which there is a quorum present, as the case may be; provided, however, that no change of the time or place for the election of directors shall be made within sixty days next before the day on which such election is to be held, and that in case or any change of such time or place, notice thereof shall be given to each stockholder entitled to vote, either in person or by letter mailed to his last known post office address, at least twenty days before the election is held.

APPROVAL OF DIRECTORS

The foregoing Bylaws were read and discussed section by section by the directors, who have authority to adopt Bylaws which shall remain effective until legally amended or repealed. Following such discussion, they were duly approved at a meeting held in Oklahoma City, Oklahoma, on this 26th day of September, 1974.

/s/ Irwin H. Steinhorn
Irwin H. Steinhorn, Secretary